Exhibit 99.1

ZoomInfo Announces Offering of $300 million of Senior Notes due 2029

VANCOUVER, WASHINGTON, January 25, 2021 — ZoomInfo Technologies Inc. (“ZoomInfo”) today announced that its indirect subsidiaries ZoomInfo Technologies LLC and ZoomInfo Finance Corp. (the “Issuers,” and, together with ZoomInfo, the “Company”) intend to offer $300.0 million aggregate principal amount of Senior Notes due 2029 (the “Notes”). The Company intends to use the proceeds from the offering, together with cash on hand, to repay a portion of outstanding borrowings under its first lien term loan facility and to pay fees and expenses incurred in connection with the offering. The offering is subject to market and other conditions.

The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered, by the initial purchasers, only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135(c) under the Securities Act, and it is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “target,” “trend,” “will,” “would” or the negative version of these words or other comparable words. These forward-looking statements include any statements regarding the intended use of proceeds from the Notes offering and the closing of the Notes offering. Such forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Risk Factors” in ZoomInfo’s Prospectus filed pursuant to Rule 424(b)(4) of the Securities Act on December 2, 2020. Such factors may be updated from time to time in ZoomInfo’s periodic filings with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included such filings. ZoomInfo undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

ZoomInfo Investor Contact:
Jeremiah Sisitsky
VP of Investor Relations
617-826-2068
IR@zoominfo.com

ZoomInfo Media Contact:
Steve Vittorioso
Director, Communications
978-875-1297
pr@zoominfo.com